Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011, product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 15-I dated May 8, 2013	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated May 9, 2013; Rule 433
Structured Investments	$ 5% per annum Return Notes Linked to the iBoxx® $ Liquid High Yield Index due June 25, 2013
General
•
The notes are designed for investors who seek unleveraged exposure to the iBoxx® $ Liquid High Yield Index, subject to a downward adjustment and an interest payment payable at a rate of 5.00% per annum, as described below.  As a result of the downward adjustment, investors should be willing to lose some or all of their principal amount if the Ending Index Level is not greater than the Index Strike Level by at least 0.75%.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 25, 2013†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 13, 2013 and are expected to settle on or about May 16, 2013.
Key Terms
Index:	The iBoxx® $ Liquid High Yield Index (Bloomberg ticker: IBOXHY)
Payment at Maturity:
The payment at maturity will reflect the performance of the Index.  Your payment at maturity per $1,000 principal amount note will be calculated as follows:
$992.50 + Index Performance + Interest Amount
In no event, however, will the payment at maturity be less than the Interest Amount.
Because the payment at maturity is based on an amount of $992.50 rather than your full principal amount, you will lose some or all of your principal amount at maturity if the Ending Index Level is not greater than the Index Strike Level by at least 0.75%.

Interest Amount:
For each $1,000 principal amount note, the amount accrued on $1,000 at a rate of 5% per annum from and including the settlement date to but excluding the maturity date, calculated on the basis of the actual number of calendar days elapsed divided by 360.

Index Performance:	For each $1,000 principal amount note, an amount calculated as follows: $1,000 × Index Return
Index Return:	Ending Index Level – Index Strike Level Index Strike Level
Index Strike Level:
A level of the Index to be provided in the pricing supplement in the sole discretion of the calculation agent.  The Index Strike Level may or may not be the official Index closing level on the pricing date.  Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.

Ending Index Level:	The Index closing level on the Observation Date
Observation Date†:	June 20, 2013
Maturity Date†:	June 25, 2013
CUSIP:	48126DU56
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Return Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement no. 15-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (1)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will not receive selling commissions for these notes.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $992.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $990.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
May 9, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 15-II  and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 15-II dated May 10, 2013.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 15-II, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 15-II dated May 10, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000095010313002959/crt_dp38212-fwp.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Return Notes Linked to the iBoxx® USD Liquid High Yield Index	TS-1

Selected Purchase Considerations

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UNLEVERAGED EXPOSURE TO THE iBOXX® $ LIQUID HIGH YIELD INDEX — The notes provide unleveraged exposure to the iBoxx® $ Liquid High Yield Index, subject to a downward adjustment and an interest payment payable at a rate of 5.00% per annum, which we refer to as the Interest Amount.  Because the notes are our unsecured and unsubordinated, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE iBOXX® $ LIQUID HIGH YIELD INDEX — The return on the notes is linked to the iBoxx® $ Liquid High Yield Index, subject to a downward adjustment and the Interest Amount.  The Index is designed to reflect the performance of the U.S. dollar high yield corporate bond market.  The Index consists of sub-investment grade U.S. dollar denominated bonds issued by corporate issuers for developed countries and rated by at least one of these rating agencies: Fitch Ratings, Moody’s Investor Service or Standard & Poor’s Rating Services.  See “The iBoxx® $ Liquid High Yield Index” in the accompanying underlying supplement no. 15-II for additional information.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.

The U.S. federal income tax treatment of the notes is uncertain, and there are several possible treatments of the notes for U.S. federal income tax purposes.  Our special tax counsel is unable to opine as to (i) the appropriate treatment of the notes or (ii) the likelihood that the Internal Revenue Service (the “IRS”) or a court would agree with any particular treatment of the notes.

One possibility is to treat (i) the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes and (ii) the Interest Amount with respect to the notes as ordinary income.  If this treatment is respected, the gain or loss on your notes (not including the Interest Amount or any sale proceeds treated as attributable thereto) should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price, and your basis in your notes should equal the amount you paid to acquire them.

Under other possible treatments of the notes, the timing and character of any income or loss on the notes could differ materially from the treatment described in the preceding paragraph.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of the Interest Amount is uncertain, and a withholding agent may withhold on this amount (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component securities of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 15-II dated May 10, 2013. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your principal amount.  The return on the notes is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be exposed to loss if the Ending Index Level is less than the Index Strike Level.  In addition, you may lose some of your principal amount at maturity even if the Ending Index Level is greater than the Index Strike Level as described in the next risk consideration.  Accordingly, you could lose some or all of your principal amount at maturity.

•
THE DOWNWARD ADJUSTMENT WILL REDUCE YOUR FINAL PAYMENT — For each $1,000 principal amount note, the payment at maturity on your notes is calculated as the sum of $992.50, the Index Performance and the Interest Amount and not as the sum of $1,000, the Index Performance and the Interest Amount.  Accordingly, the payment at maturity is effectively reduced by a downward adjustment of $7.50 per $1,000 principal amount note.  As a result, even if the Index Return is positive, you will lose up to $7.50 of your principal amount per $1,000 principal amount note if the Ending Index Level is greater than the Index Strike Level by less than 0.75%.

JPMorgan Structured Investments — Return Notes Linked to the iBoxx® USD Liquid High Yield Index	TS-2

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

Although the calculation agent will make all determinations and will take all actions in relation to establishing the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.

•
THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS — The Index is composed of fixed income securities.  Investing in the notes differs significantly from investing directly in bonds to be held to maturity as the level of the Index changes, at times significantly, based upon the current market prices of the bonds that compose the Index, which we refer to as the underlying bonds.  The market prices of the underlying bonds are volatile and significantly influenced by a number of factors, particularly the duration of the underlying bonds, the yields on the underlying bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of the underlying bonds.  The market prices of the underlying bonds are determined by the sponsor of the Index by reference to the bid and ask quotations provided by nine contributing banks, one of which is one of our affiliates.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the prices of fixed-income securities, including the underlying bonds, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  The Index includes underlying bonds with between one and fifteen years remaining to maturity.  As a result, at any time, only longer-term bonds may underlie the Index, which thereby increases the risk of price volatility in the underlying bonds and, consequently, the volatility in the level of the Index.  As a result, rising interest rates may cause the value of the underlying bonds and the Index itself to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•      sentiment regarding underlying strength in the U.S. economy and global economies;

•      expectations regarding the level of price inflation;

•      sentiment regarding credit quality in the U.S. and global credit markets;

•      central bank policies regarding interest rates; and

•      the performance of U.S. and foreign capital markets.

•
THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK — The prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of those bonds.  The underlying bonds may have their credit ratings downgraded or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying bonds.  For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of bonds dropped significantly.  There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and, therefore, the level of the Index and the value of notes linked to the Index.

Further, the Index is designed to reflect the performance of the U.S. dollar high yield corporate bond market and is therefore subject to high yield securities risk.  Securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by Fitch or S&P or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity.  High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities.  The value of high yield securities can be adversely affected by overall economic

JPMorgan Structured Investments — Return Notes Linked to the iBoxx® USD Liquid High Yield Index	TS-3

conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities.  In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•
NON-U.S. SECURITIES RISK — Some of the underlying bonds may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, the yield of the Index, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

JPMorgan Structured Investments — Return Notes Linked to the iBoxx® USD Liquid High Yield Index	TS-4

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes.  This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS, intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum value for JPMS’s estimated value set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum value for JPMS’s estimated value.

JPMorgan Structured Investments — Return Notes Linked to the iBoxx® USD Liquid High Yield Index	TS-5

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical payment at maturity on the notes for each $1,000 principal amount note.  Each hypothetical payment at maturity set forth below assumes an Index Strike Level of 220 and an Interest Amount of $5.50 per $1,000 principal amount note and reflects the downward adjustment of $7.50 per $1,000 principal amount note.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Downward Adjusted Principal Amount ($1,000 – $7.50)		Index Performance ($1,000 × Index Return)		Interest Amount		Payment at Maturity
396.00	80.00%	$992.50	+	$800.00	+	$5.50	=	$1,798.00
374.00	70.00%	$992.50	+	$700.00	+	$5.50	=	$1,698.00
352.00	60.00%	$992.50	+	$600.00	+	$5.50	=	$1,598.00
330.00	50.00%	$992.50	+	$500.00	+	$5.50	=	$1,498.00
308.00	40.00%	$992.50	+	$400.00	+	$5.50	=	$1,398.00
286.00	30.00%	$992.50	+	$300.00	+	$5.50	=	$1,298.00
264.00	20.00%	$992.50	+	$200.00	+	$5.50	=	$1,198.00
242.00	10.00%	$992.50	+	$100.00	+	$5.50	=	$1,098.00
231.00	5.00%	$992.50	+	$50.00	+	$5.50	=	$1,048.00
222.20	1.00%	$992.50	+	$10.00	+	$5.50	=	$1,008.00
221.65	0.75%	$992.50	+	$7.50	+	$5.50	=	$1,005.50
221.10	0.50%	$992.50	+	$5.00	+	$5.50	=	$1,003.00
220.33	0.15%	$992.50	+	$1.50	+	$5.50	=	$999.50
220.11	0.05%	$992.50	+	$0.50	+	$5.50	=	$998.50
220.00	0.00%	$992.50	+	$0.00	+	$5.50	=	$998.00
198.00	-10.00%	$992.50	+	-$100.00	+	$5.50	=	$898.00
176.00	-20.00%	$992.50	+	-$200.00	+	$5.50	=	$798.00
154.00	-30.00%	$992.50	+	-$300.00	+	$5.50	=	$698.00
132.00	-40.00%	$992.50	+	-$400.00	+	$5.50	=	$598.00
110.00	-50.00%	$992.50	+	-$500.00	+	$5.50	=	$498.00
88.00	-60.00%	$992.50	+	-$600.00	+	$5.50	=	$398.00
66.00	-70.00%	$992.50	+	-$700.00	+	$5.50	=	$298.00
44.00	-80.00%	$992.50	+	-$800.00	+	$5.50	=	$198.00
22.00	-90.00%	$992.50	+	-$900.00	+	$5.50	=	$98.00
0.00	-100.00%	$992.50	+	-$1,000.00	+	$5.50	=	$5.50*
* The payment at maturity will not be less than the Interest Amount.

Hypothetical Examples of the Payment at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios are calculated.

Example 1: The level of the Index increases from the Index Strike Level of 220 to an Ending Index Level of 231. Because the Ending Index Level of 231 is greater than the Index Strike Level of 220 and the Index Return is 5%, the investor receives a payment at maturity of $1,048 per $1,000 principal amount note, calculated as follows:

$992.50 + ($1,000 × 5%) + $5.50 = $1,048

Example 2: The level of the Index increases from the Index Strike Level of 220 to an Ending Index Level of 220.11. Even though the Ending Index Level of 220.11 is greater than the Index Strike Level of 220 and the Index Return is 0.05%, the investor receives a payment at maturity of $998.50 per $1,000 principal amount note, calculated as follows:

$992.50 + ($1,000 × 0.05%) + $5.50 = $998.50

In this example, the investor lost $7 of their principal per $1,000 principal amount note (i.e., the payment at maturity excluding the Interest Amount is equal to $993, or a loss of $7), but this loss was partially offset by the Interest Amount of $6 per $1,000 principal amount note.

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Example 3: The level of the Index increases from the Index Strike Level of 220 to an Ending Index Level of 221.10.   Because the Ending Index Level of 221.10 is greater than the Index Strike Level of 220 and the Index Return is 0.50%, the investor receives a payment at maturity of $1,003 per $1,000 principal amount note, calculated as follows:

$992.50 + ($1,000 × 0.50%) + $5.50 = $1,003

In this example, the investor lost $2.50 of their principal per $1,000 principal amount note (i.e., the payment at maturity excluding the Interest Amount is equal to $997.50, or a loss of $2.50), but this loss was more than offset by the Interest Amount of $6 per $1,000 principal amount note.

Example 4: The level of the Index decreases from the Index Strike Level of 220 to an Ending Index Level of 176.  Because the Ending Index Level of 176 is less than the Index Strike Level of 220 and the Index Return is -20%, the investor receives a payment at maturity of $798 per $1,000 principal amount note, calculated as follows:

$992.50 + ($1,000 × -20%) + $5.50 = $798

Example 5: The level of the Index decreases from the Index Strike Level of 220 to an Ending Index Level of 0.  Because the Ending Index Level of 0 is less than the Index Strike Level of 220 and the payment at maturity cannot be less than the Interest Amount of $5.50, the investor receives a payment at maturity of $5.50.

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graph sets forth the historical performance of the Index based on the weekly Index closing levels from January 4, 2008 through May 3, 2013.  The Index closing level on May 9, 2013 was 224.64.

We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date or the Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, the yield of the Index, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

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The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Index?” in this term sheet for illustrations of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the iBoxx® $ Liquid High Yield Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

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